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                                                                    EXHIBIT 99.1

                                            NEWS RELEASE
                                            FOR IMMEDIATE RELEASE

                                            CONTACT:  MERILYN H. HERBERT
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            (615) 370-1377


                          PROVINCE HEALTHCARE ACQUIRES
                          CHARLESTOWN, INDIANA HOSPITAL

         Brentwood, TN, October 4, 2001 - Province Healthcare Company (Nasdaq:PRHC) today announced the acquisition of the Medical Center of Southern Indiana in Charlestown, Indiana from Charlestown Hospital, Inc., an Indiana not-for-profit organization. Since 1991, The Medical Center of Southern Indiana had been managed by American MedTrust, a private company in Atlanta, Georgia, which owns and operates hospitals.

         The Medical Center of Southern Indiana is a 96-bed facility with net revenues in its last fiscal year of approximately $20.1 million. Province paid approximately $16.0 million for the hospital. The Company still has one definitive agreement and one Letter of Intent outstanding.

         Martin S. Rash, Chairman and Chief Executive Officer of Province Healthcare, said, "Medical Center of Southern Indiana is another typical Province acquisition. It is the only hospital in the community with a service area of approximately 48,000. The facility is in excellent condition with a recent $2.0 million investment in renovations and new equipment. We expect to recruit additional qualified physicians and add services such as Obstetrics and Women's Health Services."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 18 general acute care hospitals in eleven states with a total of 1,979 licensed beds. The Company also provides management services to 36 primarily non-urban hospitals in 13 states with a total of 2,828 licensed beds.

         Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with general economic and business conditions, the effect of future governmental regulations, including the recently enacted Balanced Budget Act of 1997, changes in Medicare and Medicaid reimbursement levels, and the Company's ability to implement successfully its acquisition and development strategy and to obtain financing therefore. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at (615)370-1377